Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

IT Tech Packaging, Inc.

We hereby consent to the incorporation by reference of our report, dated March 27, 2024, which appears in the Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission (“SEC”) on March 27, 2024, in the Registration Statement on Form S-3 (No. 333-268944 and No. 333-248505), relating to the audit of the consolidated balance sheets of IT Tech Packaging, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the year ended December 31, 2023, and the related notes (collectively referred to as the financial statements).

We also consent to the Company’s reference to GGF CPA LTD, Certified Public Accountants, as experts in accounting and auditing

Guangzhou, Guangdong, China	GGF CPA LTD
March 27, 2024	Certified Public Accountants
PCAOB ID No. 2729